                                                                    Exhibit 11.1


                        GULFSTREAM AEROSPACE CORPORATION
           Schedule Regarding Computation of Per Share Income (Loss)
                    (In thousands, except per share amounts)


                                                                                              SIX MONTHS ENDED
                                                                              YEAR ENDED          JUNE 30,
                                                                             DECEMBER 31,   --------------------
                                                                                 1995         1995       1996
                                                                            --------------  ---------  ---------

Pro Forma for 1996 Recapitalization:
  Net Income - historical.................................................    $   28,894    $   7,839  $  15,359
  Pro forma, for 1996 Recapitalization, adjustments:
    Interest expense......................................................       (14,693)      (9,315)    (9,112)
                                                                            --------------  ---------  ---------
  Pro forma, for 1996 Recapitalization, net income (loss).................    $   14,201    $  (1,476) $   6,247
                                                                            --------------  ---------  ---------
                                                                            --------------  ---------  ---------
Average shares issued and outstanding.....................................        65,225       65,225     65,225
Exercise of certain stock options with the Offerings......................         2,127        2,127      2,127
Incremental shares applicable to stock options outstanding after the
 exercise of certain stock options with the Offerings.....................         6,093        6,093      6,093
                                                                            --------------  ---------  ---------
Pro forma, for 1996 Recapitalization, weighted average number of common
 and common equivalent shares.............................................        73,445       73,445     73,445
Pro forma, shares issued pursuant to the Offerings........................         4,783        4,783      4,783
                                                                            --------------  ---------  ---------
Pro forma, for 1996 Recapitalization and Offerings, weighted average
 number of common and common equivalent shares............................        78,228       78,228     78,228
                                                                            --------------  ---------  ---------
                                                                            --------------  ---------  ---------
Pro forma, for 1996 Recapitalization and Offerings, net income (loss) per
 common and common equivalent share.......................................    $     0.18    $   (0.02) $    0.08
                                                                            --------------  ---------  ---------
                                                                            --------------  ---------  ---------


Note: Shares and stock options issued subsequent to June 30, 1995 are treated as outstanding for all reported periods.